Exhibit 10.3

FORM
RESTRICTED STOCK UNIT AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
This Restricted Stock Unit Agreement (the “Restricted Stock Unit Agreement”) is made and entered into effective as of [DATE] (the “Date of Grant”), by and between Health Net, Inc., a Delaware corporation (the “Company”), and [NAME], a non-employee director of the Company (the “Recipient”).
WHEREAS, the Board of Directors of the Company (the “Board”) has approved the grant (the “Grant”) of Restricted Stock Units, as hereinafter defined, to the Recipient as set forth below under the Company’s Amended and Restated 2006 Long-Term Incentive Plan, as amended and/or restated from time to time (the “Plan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:
1.Grant of Restricted Stock Units. In consideration of Recipient’s past and/or continued service to the Company and for other good and valuable consideration, the Company hereby grants to the Recipient [NUMBER] restricted stock units (the “Restricted Stock Units”), each such Restricted Stock Unit representing the right to receive, upon vesting, one (1) share of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), subject to all of the terms and conditions of this Restricted Stock Unit Agreement.
2.    Vesting; Lapse of Restrictions. Except as otherwise provided in Section 3 and Section 10 hereof, the Restricted Stock Units shall vest and become nonforfeitable [VESTING PROVISION] (each, a “Vesting Date” and collectively, the “Vesting Dates”).
3.    Termination of Service.
(a)    If prior to a Vesting Date, the Recipient’s service with the Company is terminated for any reason (a “Termination Event”), then all of the unvested Restricted Stock Units shall be immediately forfeited at such Termination Event. Notwithstanding the foregoing, if the Recipient’s service as a Director shall be involuntarily terminated without Cause on or within twenty-four (24) months following a Change in Control, the unvested Restricted Stock Units shall become fully vested and nonforfeitable as of the date of such termination of service as a Director and the date of such vesting shall be deemed to be a Vesting Date hereunder.
(b)    Service on Subsidiary Board. Notwithstanding anything to the contrary set forth herein, if upon Recipient’s termination of service as a director of the Board, such Recipient

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becomes a member of a board of directors of a subsidiary of the Company, then such Recipient’s service shall not be treated as having terminated hereunder until such Recipient’s termination of service as a member of the board of directors of such subsidiary.
4.    Distribution of Common Stock.
(a)    Subject to the terms and conditions of the Plan and this Restricted Stock Unit Agreement, including Sections 10 and 18 hereof, the shares of Common Stock underlying the Recipient’s vested Restricted Stock Units shall be distributed to the Recipient (or in the event of the Recipient’s death, to his or her estate) upon the Distribution Date (as defined below).
(b)    [Alternative 1 – no deferral election: Each Vesting Date shall be referred to as a “Distribution Date.”]
[Alternative 2 – with deferral election: The total number of vested Restricted Stock Units shall be distributable upon the earliest of the following dates to occur (such date, the “Distribution Date”): (1) the date of the Recipient’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h); [or] (2) a Change in Control, provided that such Change in Control constitutes a “change in the ownership or effective control of a corporation,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to Health Net, Inc.[; or (3)[insert date certain if elected by Recipient]].
(c)    Subject to Sections 10 and 18 hereof, the shares of Common Stock underlying the Recipient’s vested Restricted Stock Units to be distributed under this Section 4 shall be distributed in a lump sum not later than ten (10) business days following the Distribution Date.
(d)    All distributions shall be made by the Company in the form of whole shares of Common Stock (and cash in an amount equal to the value of any fractional Restricted Stock Unit, determined based on its Fair Market Value as of the Distribution Date). Shares that have become distributable may be evidenced by stock certificates, at the request of the Recipient, which certificates shall be registered in the name of the Recipient and delivered to Recipient within ten (10) business days of such request.
5.    No Rights as a Stockholder. The holder of the Restricted Stock Units shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, with respect to the Restricted Stock Units and any shares of Common Stock underlying the Restricted Stock Units and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in the Plan.

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6.    Notices. Any notice or communication given hereunder shall be in writing and shall be given electronically (e.g., email), or by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of an email or a fax to the contact information listed below:
To the Recipient at:
Mailing address, fax number or email address on record at Health Net, Inc. as of the date any notice is to be delivered.
To the Company at:
Health Net, Inc.
21650 Oxnard Street
Woodland Hills, California 91367
Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of contact information shall be effective only upon receipt.
7.    Securities Laws Requirements. The Company shall not be obligated to transfer any shares of Common Stock from the Recipient to another party, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended from time to time (the “Securities Act”) (or any other federal or state laws, rules or regulations as may be in effect at that time). Further, the Company may require as a condition of transfer of any shares to the Recipient that the Recipient furnish a written representation that he or she is holding the shares for investment and not with a view to resale or distribution to the public. The Company either has or will file an appropriate Registration Statement on Form S-8 (or other applicable form), and has taken or will take such actions as necessary to keep the information therein current from time to time, in order to register shares of Common Stock underlying the Restricted Stock Units under the Securities Act and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and to maintain the effectiveness of such registration.
8.    Protections Against Violations of Restricted Stock Unit Agreement. During the lifetime of Recipient, the Restricted Stock Units may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the Restricted Stock Units have been issued, and all restrictions applicable to such shares of Common Stock have lapsed. Neither the Restricted Stock Units nor any interest or right therein shall be liable for the debts, contracts or engagements of Recipient or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or

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involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
9.    Taxes. The Recipient understands that he or she (and not the Company) shall be responsible for any tax obligation that may arise as a result of the transactions contemplated by this Restricted Stock Unit Agreement. No taxes on the income from the distribution of the Restricted Stock Units will be deducted or withheld by the Company.
10.    Adjustment; Change in Control. In the event of certain corporate transactions, the Restricted Stock Units shall be subject to adjustment as provided in Section 8.8 of the Plan. In the event of a Change in Control, the Restricted Stock Units shall be subject to the provisions of Section 8.9 of the Plan.
11.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Stock Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
12.    Governing Law. This Restricted Stock Unit Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
13.    Amendments. This Restricted Stock Unit Agreement may be amended or modified at any time by the Board (or its designee); provided, however, that the amendment or modification of this Restricted Stock Unit Agreement shall not, without the consent of the Recipient, adversely affect the rights of the Recipient under this Restricted Stock Unit Agreement. The Board may terminate, amend, restate or amend and restate the Plan at any time; provided, however, that the termination, amendment, restatement, or amendment and restatement of the Plan shall not, without the consent of the Recipient, impair the rights of the Recipient under this Restricted Stock Unit Agreement.
14.    Survival of Terms. This Restricted Stock Unit Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
15.    Agreement Not a Contract for Services; Rights of Removal. Neither the grant of the Restricted Stock Units, this Restricted Stock Unit Agreement nor any other action taken pursuant to this Restricted Stock Unit Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to provide or continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation. Nothing in the Plan or in this Restricted Stock Unit Agreement shall confer upon the Recipient the right to continue in the service of the Company or affect any

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right that the stockholders of the Company may have to terminate the service of the Recipient. The Recipient acknowledges that upon his or her termination of service with the Company for any reason, all Restricted Stock Units not yet vested shall be immediately forfeited at such time (other than as set forth in Sections 3 and 10 hereof).
16.    Decisions of Board. The Board shall have the right to resolve all questions that may arise in connection with the Restricted Stock Units. Any interpretation, determination or other action made or taken by the Board regarding the Restricted Stock Units, the Plan or this Restricted Stock Unit Agreement shall be final, binding and conclusive.
17.    Failure to Execute Agreement. This Restricted Stock Unit Agreement and the Restricted Stock Units granted hereunder are subject to the Recipient returning a counter-signed copy of this Restricted Stock Unit Agreement to the designated representative of the Company on or before the 75th day after the Date of Grant (except as otherwise determined by the Committee or a subcommittee thereof in its sole discretion). In the event that the Recipient fails to so return a counter-signed copy of this Restricted Stock Unit Agreement within such period, then this Restricted Stock Unit Agreement and the Restricted Stock Units granted hereunder shall automatically become null and void and shall have no further force or effect. Electronic acceptance of this Restricted Stock Unit Agreement shall constitute an execution of the Restricted Stock Unit Agreement by the Recipient and a return of the counter-signed copy to the Company for purposes of this Section 17.
18.    Code Section 409A. Notwithstanding anything to the contrary in this Restricted Stock Unit Agreement, to the extent the Restricted Stock Units are intended to provide for any deferral of compensation subject to the Internal Revenue Code of 1986, as amended (the “Code”), Section 409A, such Restricted Stock Units are intended to satisfy, and shall be interpreted and administered in accordance with, the requirements of Code Section 409A and any Treasury Regulations and other guidance issued thereunder. Furthermore, if the Recipient is a “specified employee” (as defined under the Health Net, Inc. Section 409A Specified Employee Policy, or, in the absence of such policy, within the meaning of Code Section 409A) with respect to the Company at the time of a “separation from service” and the Restricted Stock Units are subject to Code Section 409A and become distributable as a consequence of such “separation from service,” then the delivery of Common Stock in respect of such Restricted Stock Units shall be delayed until the earliest date upon which such Common Stock may be delivered to Recipient without being subject to taxation under Code Section 409A.
[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Unit Agreement on the day and year first above written.
Health Net, Inc.

Name:
Title:

The undersigned hereby accepts and agrees to all of the terms and provisions of the foregoing Restricted Stock Unit Agreement and to all of the terms and conditions of the Plan, herein incorporated by reference.

Signature of Recipient

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